Exhibit 99.3

Neurocrine Biosciences, Inc. Prices $450.0 Million Convertible Senior Notes Offering

San Diego, CA—April 26, 2017—Neurocrine Biosciences, Inc. (NASDAQ: NBIX) announced today the pricing of its offering of $450.0 million aggregate principal amount of 2.25% convertible senior notes due 2024 (the “notes”). The notes will be sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on May 2, 2017, subject to customary closing conditions. Neurocrine also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $67.5 million aggregate principal amount of notes.

The notes will be senior unsecured obligations of Neurocrine and will accrue interest payable in cash semi-annually in arrears at a rate of 2.25% per annum. The notes will mature on May 15, 2024, unless earlier converted, redeemed or repurchased. Prior to the close of business on the business day immediately preceding January 15, 2024, the notes will be convertible at the option of the holders only upon the satisfaction of certain circumstances. Thereafter, the notes will be convertible at the option of the holders at any time until the close of business on the scheduled trading day immediately before the maturity date. Upon conversion, Neurocrine will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The initial conversion rate will be 13.1711 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $75.92 per share), subject to adjustment upon the occurrence of specified events.

Neurocrine may not redeem the notes prior to May 15, 2021. On or after May 15, 2021, Neurocrine may redeem all, or any portion, of the notes for cash if the last reported sale price per share of Neurocrine’s common stock exceeds 130% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before Neurocrine sends the related redemption notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Neurocrine estimates that the net proceeds from the offering will be approximately $436.6 million (or approximately $502.2 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Neurocrine. Neurocrine intends to use the net proceeds from the offering for general corporate purposes, which may include commercialization expenses, clinical trial and other research and development expenses, capital expenditures, working capital and general and administrative expenses.

The offer and sale of the notes and the shares, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or applicable state securities laws, and the notes and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any shares issuable upon conversion of the notes, nor shall there be any sale of the notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Neurocrine Biosciences

Neurocrine Biosciences is a San Diego based biotechnology company focused on neurologic, psychiatric and endocrine related disorders. In April of 2017 the FDA approved INGREZZATM (valbenazine) capsules for the treatment of adults with tardive dyskinesia (TD). INGREZZA is a novel, selective vesicular monoamine transporter 2 (VMAT2) inhibitor, and is the first and only FDA-approved product indicated for the treatment of adults with TD. The Company markets INGREZZA in the United States. The Company’s three late-stage clinical programs are: elagolix, a gonadotropin-releasing hormone antagonist for women’s health that is partnered with AbbVie Inc.; opicapone, a novel, once-daily, peripherally-acting, highly-selective catechol-o-methyltransferase inhibitor under investigation as adjunct therapy to levodopa in Parkinson’s patients; and INGREZZA™ (valbenazine), a novel, once-daily, selective VMAT2 inhibitor under investigation for the treatment of Tourette Syndrome.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion of its proposed offering and the expected net proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the offering, and risks related to the application of the net proceeds, if any, from the offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2016. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

Contact Information

For further information contact:

Investor Relations

Neurocrine Biosciences, Inc.

858-617-7600

ir@neurocrine.com